                         GUNTHER ANNOUNCES COMPLETION OF
                       COMPREHENSIVE FINANCING TRANSACTION


      NORWICH, CT, (October 2, 1998) Gunther International, Ltd. (NASDAQ: SORT) today announced it has successfully completed a comprehensive $5.7 million financing transaction, the proceeds of which have been utilized to completely restructure and replace the Company's pre-existing senior line of credit, fund a full settlement with the Company's third party service provider, and provide additional working capital to fund the Company's ongoing business operations.

      Under the terms of the transaction, a newly formed limited liability company organized by the Tisch Family Interests and Mr. Robert Spiegel (the "New Lender") loaned an aggregate of $4 million to the Company. At the same time, the Company's senior lender reached an agreement with the guarantor of a portion of the Company's senior line of credit (the "Guarantor") whereby the Guarantor consented to the liquidation of approximately $1.7 million of collateral and the application of the proceeds of such collateral to satisfy and repay in full a like amount of indebtedness outstanding under the senior credit facility. The balance of the indebtedness outstanding under the senior credit facility, approximating $350,000, was repaid in full from the proceeds of the new financing. The Company executed a new promissory note in favor of the Guarantor evidencing the Company's obligation to repay the amount of the collateral that was liquidated by the senior lender. The Company's obligations to the Guarantor are completely subordinated to the Company's obligations to the New Lender. In addition, approximately $1.4 million of the new financing was utilized to pay the Company's third party service provider all amounts that were due and owing to the service provider for performing maintenance on Company systems.

      To induce the New Lender to enter into the financing transaction, the Company, the New Lender, Park Investment Partners, Gerald H. Newman, the estate of Harold S. Geneen (the "Estate"), Four Partners, and Robert Spiegel entered into a separate voting agreement, pursuant to which they each agreed to vote all shares of Gunther stock held by them in favor of (i) that number of persons nominated by the New Lender constituting a majority of the Board of Directors,
(ii) one person nominated by the Estate and (iii) one person nominated by Park Investment Partners. In addition, the Company granted the New Lender a stock purchase warrant entitling the New Lender, any time during the period commencing on January 1, 1999 and ending on the fifth anniversary of the transaction, to purchase up to 35% of the pro forma, fully diluted number of shares of the Common Stock of the Company, determined as of the date of exercise. The exercise price of the warrant is $1.50 per share.

      Contemporaneously with the consummation of the transaction, Frederick W. Kolling III and James H. Whitney resigned from the Board of Directors, and Thomas Steinberg and Robert Spiegel were elected to fill the vacancies created by the resignations. Another inside director, Alan W. Morton, resigned from the Board prior to the consummation of the transactions.

      The Company is continuing to review the previously announced issues regarding the accumulation of contract costs and the recognition of revenues and expenses relating to the Company's systems business. The Company expects to be in a position to release information concerning the results of the review by the end of October.

      Gunther International, Ltd. is a leading manufacturer of intelligent document finishing systems and ink jet printing solutions.

                                     # # # #


                                       -2-